Exhibit 99.2

Cassava Sciences Announces Positive Cognition

Data With Simufilam in Alzheimer’s Disease

•	Simufilam Significantly Improves Cognition in Patients with Alzheimer’s in Interim Analysis of Open-label Study at 9 Months

•	Cognition Improved 3.0 Points on ADAS-Cog at 9 Months (p<0.001)

•	Cognitive Improvements Track with Biomarker Improvements

•	No Behavior Disorders in Over 50% of Patients

•	No Safety Issues

•	Improvements in Cognition, Biomarkers and Behavior Suggest Highly Encouraging Treatment Effects

•	Oral Presentation at AAIC Today

AUSTIN, TX – July 29, 2021 – Cassava Sciences, Inc. (Nasdaq: SAVA) announced positive clinical data today from an interim analysis of an open-label study with simufilam,  the Company’s investigational drug for the treatment of Alzheimer’s disease.

In a clinical study funded by the National Institutes of Health (NIH), simufilam significantly improved cognition in Alzheimer’s patients, with no safety issues.  Simufilam improved cognition scores 3.0 points on ADAS-Cog11, an 18%  mean improvement,  baseline to month 9 (p<0.001). This interim analysis summarizes clinical data from the first 50 patients with mild-to-moderate Alzheimer’s disease who completed 9 months of open-label simufilam treatment.

Cassava Sciences believes today’s data is the first report of significant cognitive improvements at 9 months that also track with robust improvements in biomarkers in patients with Alzheimer’s.

“We are very pleased with the overall consistency of data,” said Remi Barbier, President & CEO. “Simufilam improved cognition, biomarkers and behavior, a triple-win for study participants.  These clinical data combined with a clean safety profile and easy oral administration suggest highly encouraging and durable treatment effects for people living with Alzheimer’s disease.”

Alzheimer’s is a progressive disease. Cognition will always decline over time. In patients with mild-to-moderate Alzheimer’s disease, cognition scores decline over 4 points on ADAS-Cog over 9 months with over 90% certainty, as reported by the science literature1.

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1 Disease Progression Meta-analysis Model in Alzheimer’s disease (Ito, et al., Pfizer Global Research), Alzheimer’s & Dementia 6 (2010) 39-53

Cassava Sciences, Inc.

July 29, 2021

Simufilam improved ADAS-Cog scores in 66% of patients at 9 months. An additional 22% of patients declined less than reported in the science literature at 9 months. Cognition outcomes suggest simufilam’s treatment effects were broad-based.

Alzheimer’s is often accompanied by behaviors disorders, such as anxiety, agitation or delusions. These may become more frequent as disease progresses. Simufilam reduced dementia-related behavior at 9 months on the Neuropsychiatric Inventory (NPI), a clinical tool widely used to measure changes in dementia-related behavior.

•	At baseline, 34% of study subjects had no neuropsychiatric symptoms.
•	At month 6, 38% of study subjects had no neuropsychiatric symptoms.
•	At month 9, over 50% of study subjects had no neuropsychiatric symptoms.

The safety profile of simufilam in the interim analysis is consistent with prior human studies. There were no drug-related serious adverse events. Adverse events were mild and transient.

“Today’s data with simufilam suggests disease modification,” added Nadav Friedmann, PhD, MD, Chief Medical Officer. “It appears the drug’s unique mechanism of action has potential to provide transformative treatment benefits following 9 months of dosing.”

In February 2021, Cassava Sciences reported that simufilam improved cognition scores by 1.6 points on ADAS-Cog11, a 10% improvement,  following six months of open-label treatment.

This press release is contemporaneous with another press release titled, “Cassava Sciences Announce Positive Biomarker Data with Simufilam in Alzheimer’s Disease”, which reports simufilam significantly improved all measured biomarkers of disease, neurodegeneration and neuroinflammation  (p<0.00001) following 6 months of open-label treatment.

About Today’s Oral Presentation at AAIC

Lindsay Burns, Senior VP, Neuroscience at Cassava Sciences, is scheduled to give a live podium presentation today at the Alzheimer’s Association International Conference (AAIC) in Denver, CO and virtually. Dr. Burns’ presentation is titled, “Encouraging Interim Results at  9  Months from an Open-label Study of Simufilam in Alzheimer’s Disease” (AAIC abstract #54395).

Today’s AAIC presentation can be accessed on the ‘Investors’ page of the Company’s website: https://www.CassavaSciences.com

About the Open-label Study

In March 2020, Cassava Sciences initiated a long-term, open-label study to evaluate simufilam in patients with Alzheimer’s disease. This study is funded by a research grant award from the National Institutes of Health (NIH). The open-label study is intended to monitor the long-term safety and tolerability of simufilam 100 mg twice-daily for 12 months or longer in patients with Alzheimer’s disease. Another study objective is to measure changes in cognition on ADAS-Cog, a standard test of cognition in Alzheimer’s disease. The study protocol has pre-specified interim analyses on safety and cognition for the first 50 subjects who complete 6, 9 and 12 months of drug treatment. The study protocol also specifies two biomarker measurements: i) from baseline to Month 6 in 25 study subjects, and ii) baseline to Month 12 in another 25 study subjects. The open-label study has completed its target enrollment of 150 subjects. By physician and patient request, clinical sites may continue to enroll additional subjects up through the upcoming initiation of the Company’s Phase 3 pivotal program of simufilam.

Next Steps

Cassava Sciences is advancing simufilam into a Phase 3 clinical program in Alzheimer’s disease. The Phase 3 program with simufilam plans to enroll over 1,500 patients with mild-to-moderate Alzheimer’s disease. Study initiation is scheduled for Fall 2021.

About Simufilam

Simufilam (sim-uh-FILL-am) is a proprietary, small molecule (oral) drug that restores the normal shape and function of altered filamin A (FLNA), a scaffolding protein, in the brain. Altered FLNA in the brain disrupts the normal function of neurons, leading to Alzheimer’s pathology, neurodegeneration and neuroinflammation. The underlying science for simufilam is published in peer-reviewed journals, including Journal of Neuroscience,  Neurobiology of Aging,  Journal of Biological Chemistry, Neuroimmunology and Neuroinflammation and Journal of Prevention of Alzheimer’s Disease. Simufilam is substantially supported by peer-reviewed research grant awards from the National Institutes of Health (NIH).

Simufilam and SavaDx were both developed in-house. Cassava Sciences owns worldwide development and commercial rights to its research programs in Alzheimer’s disease, and related technologies, without royalty obligations to any third party.

Cassava Sciences, Inc.

July 29, 2021

About Alzheimer’s Disease

Alzheimer’s disease is a progressive brain disorder that destroys memory and thinking skills. As of 2020, there were approximately 50 million people worldwide living with dementia, a figure expected to increase to 150 million by 2050.2 The annual global cost of dementia is now above $1 trillion, according to Alzheimer’s Disease International, a charitable organization.

About Cassava Sciences, Inc.

Cassava Sciences’ mission is to discover and develop innovations for chronic, neurodegenerative conditions. Over the past 10 years, Cassava Sciences has combined state-of-the-art technology with new insights in neurobiology to develop novel solutions for Alzheimer’s disease. For more information, please visit: https://www.CassavaSciences.com.

For More Information Contact:

Eric Schoen, Chief Financial Officer

eschoen@CassavaSciences.com

or (512) 501-2450

Cassava Sciences’ open-label study of simufilam in Alzheimer’s disease is funded by clinical research grant #AG065152 from the National Institutes of Health (NIH/NIA).

The content of this press release is solely the responsibility of Cassava Sciences and does not necessarily represent the official views of the NIH/NIA.

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2  Alzheimer's Disease International, Dementia Statistics, available on-line.

Cassava Sciences, Inc.

July 29, 2021

Cautionary Note Regarding Forward-Looking Statements: This news release contains forward-looking statements, including statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, relating to: the treatment or diagnosis of Alzheimer’s disease; the status of current and future clinical studies with simufilam, including the interpretation of interim analyses of open-label study results; plans to conduct additional interim analyses of an open-label study and the timing thereof; inherent limitations of the ADAS-Cog testing batteries; expectations regarding convergence of biomarker and cognition data, and treatment benefits of simufilam;  our intention to initiate a Phase 3 clinical program with simufilam and the timing, enrollment, duration and other details thereof; verbal commentaries made by our employees; and potential benefits, if any, of our product candidates.  These statements may be identified by words such as “may,” “anticipate,” “believe,” “could,” “expect,” “would”, “forecast,” “intend,” “plan,” “possible,” “potential,” and other words and terms of similar meaning.

Drug development involves a high degree of risk, and historically only a small number of research and development programs result in commercialization of a product. Clinical results from our earlier-stage clinical trials may not be indicative of full results or results from later-stage or larger scale clinical trials and do not ensure regulatory approval. You should not place undue reliance on these statements or any scientific data we present or publish. Such statements are based largely on our current expectations and projections about future events.

Such statements speak only as of the date of this news release and are subject to a number of risks, uncertainties and assumptions, including, but not limited to, those risks relating to the ability to conduct or complete clinical studies on expected timelines, to demonstrate the specificity, safety, efficacy or potential health benefits of our product candidates, the severity and duration of health care precautions given the COVID-19 pandemic, any unanticipated impacts of the pandemic on our business operations, and including those described in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2020 and future reports to be filed with the SEC. The foregoing sets forth many, but not all, of the factors that could cause actual results to differ from expectations in any forward-looking statement. In light of these risks, uncertainties and assumptions, the forward-looking statements and events discussed in this news release are inherently uncertain and may not occur, and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. Accordingly, you should not rely upon forward-looking statements as predictions of future events. Except as required by law, we disclaim any intention or responsibility for updating or revising any forward-looking statements contained in this news release.

For further information regarding these and other risks related to our business, investors should consult our filings with the SEC, which are available on the SEC's website at www.sec.gov.

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